Exhibit 99.1

A. H. Belo Corporation Announces Filing of Its 2019 Form 10-K and Schedules Investor Call

DALLAS –  A. H. Belo Corporation (NYSE: AHC) announced today that its annual report on Form 10-K for the fiscal year ended December 31, 2019 has been filed with the Securities and Exchange Commission. For the full year 2019, the Company reported net income of $9.3 million, or $0.43 per fully diluted share.  For the full year 2018, the Company reported a net loss of $25.2 million, or $(1.17) per share. The 2019 income was driven by the sale of real estate previously used as the Company’s headquarters for a pretax gain of $25.9 million, while the 2018 loss was driven by a non-cash asset impairment charge of $16.9 million.

For 2019, on a non-GAAP basis, A. H. Belo reported an operating loss adjusted for certain items (“adjusted operating income or loss”) of $2.1 million, a decline of $3.7 million when compared to adjusted operating income of $1.6 million reported in 2018.

Total revenue was $183.6 million for 2019, a decrease of $18.7 million, or 9.3 percent, when compared to the prior year period. Total consolidated operating expense in 2019 was $174.0 million, a decrease of $55.1 million, or 24.0 percent, when compared to 2018. Excluding the 2019 gain from the real estate sale and the 2018 non-cash asset impairment charge, the improvement was primarily due to decreases of $9.2 million in employee compensation and benefits expense and $5.5 million in newsprint, ink and other supplies expense, partially offset by an increase of $1.9 million of expense related to a strategy review with an outside consulting firm.

As of December 31, 2019, cash and cash equivalents were $48.6 million and the Company had no debt.

Katy Murray, executive vice president and Chief Financial Officer, said, “We are pleased to have the 2019 Form 10-K filing completed. We look forward to updating our shareholders on 2019 financial results and the progress the Company has made in the first part of 2020.”

A. H. Belo Corporation Announces Filing of Its 2019 Form 10-K and Schedules Investor Call

May 8, 2020

Robert W. Decherd, chairman, president and Chief Executive Officer, said, “Given the complexities of the newspaper industry in recent years, the Board’s strategy is focused on building a sustainably profitable digital business founded on high quality local and regional news and information. This will take time, but we are encouraged by growth in digital subscriptions at The Dallas Morning News and the strong support from various audiences for new digital products being rolled out by The News. We look forward to elaborating on this strategy on May 12 and the resumption of regular communications with the Company’s shareholders following a prolonged quiet period caused by the 2018 restatement, which, apart from the timing of the impairment, had no effect on A. H. Belo’s operating results reported as of year end.”

A. H. Belo Corporation Announces Filing of Its 2019 Form 10-K and Schedules Investor Call

May 8, 2020

Non-GAAP Financial Measures

Reconciliations of operating income (loss) to adjusted operating income (loss), total net operating revenue to adjusted operating revenue, and total operating costs and expense to adjusted operating expense are included in the exhibits to this release.

A. H. Belo Corporation Announces Filing of Its 2019 Form 10-K and Schedules Investor Call

May 8, 2020

Investor Conference Call

An investor conference call will be held on Tuesday, May 12, 2020 at 10:00 a.m. CDT. The conference call will be simultaneously webcast on A. H. Belo Corporation’s website at www.ahbelo.com/invest. An archive of the webcast will be available at www.ahbelo.com in the Investor Relations section.

To access the listen-only conference call, dial 1-844-291-5491 (USA) or 409-207-6989 (International). The access code for the conference call is 1491112. A replay line will be available at 1-866-207-1041 (USA) or 402-970-0847 (International) from 1:00 p.m. CDT on May 12, 2020 until 11:59 p.m. CDT on May 18, 2020. The access code for the replay is 1218784.

A. H. Belo Corporation Announces Filing of Its 2019 Form 10-K and Schedules Investor Call

May 8, 2020

About A. H. Belo Corporation

A. H. Belo Corporation is the leading local news and information publishing company in Texas. The Company has commercial printing, distribution and direct mail capabilities, as well as a presence in emerging media and digital marketing. While focusing on extending the Company’s media platforms,  A. H. Belo delivers news and information in innovative ways to a broad range of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, revenues, expenses, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; cybersecurity incidents; technological obsolescence; and the current and future impacts of the COVID-19 public health crisis.  Among other risks, there can be no guarantee that the board of directors will approve a quarterly dividend in future quarters; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

A. H. Belo Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
In thousands, except share and per share amounts	2019	2018	2019	2018
	(unaudited)	(unaudited)
Net Operating Revenue:
Advertising and marketing services	$24,899	$28,030	$95,856	$105,428
Circulation	17,165	18,355	68,260	71,919
Printing, distribution and other	4,738	6,228	19,447	24,940
Total net operating revenue	46,802	52,613	183,563	202,287
Operating Costs and Expense:
Employee compensation and benefits	19,678	21,929	80,134	89,304
Other production, distribution and operating costs	23,473	23,381	90,673	90,167
Newsprint, ink and other supplies	3,829	5,726	16,570	22,026
Depreciation	1,975	2,380	8,983	9,902
Amortization	139	200	495	799
(Gain) loss on sale/disposal of assets, net	6	—	(24,540)	—
Asset impairments	116	16,943	1,709	16,921
Total operating costs and expense	49,216	70,559	174,024	229,119
Operating income (loss)	(2,414)	(17,946)	9,539	(26,832)
Other income, net	1,046	1,250	4,169	3,891
Income (Loss) Before Income Taxes	(1,368)	(16,696)	13,708	(22,941)
Income tax provision (benefit)	(272)	2,941	4,416	2,280
Net Income (Loss)	$(1,096)	$(19,637)	$9,292	$(25,221)

Per Share Basis
Net income (loss)
Basic and diluted	$(0.05)	$(0.91)	$0.43	$(1.17)
Number of common shares used in the per share calculation:
Basic and diluted	21,438,953	21,661,199	21,546,257	21,747,633

A. H. Belo Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
In thousands	2019	2018
Assets
Current assets:
Cash and cash equivalents	$48,626	$55,313
Accounts receivable, net	18,441	22,057
Assets held for sale	—	1,089
Other current assets	7,737	8,935
Total current assets	74,804	87,394
Property, plant and equipment, net	18,453	26,261
Operating lease right-of-use assets (a)	21,371	—
Intangible assets, net	319	304
Deferred income taxes, net	50	3,572
Long-term note receivable (b)	22,400	—
Other assets	3,648	5,029
Total assets	$141,045	$122,560
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,103	$6,334
Accrued compensation and other current liabilities	13,337	13,880
Contract liabilities	12,098	11,449
Total current liabilities	31,538	31,663
Long-term pension liabilities	23,039	31,889
Long-term operating lease liabilities (a)	23,120	—
Other liabilities	5,611	8,210
Total liabilities	83,308	71,762
Total shareholders' equity	57,737	50,798
Total liabilities and shareholders’ equity	$141,045	$122,560

(a)

The Company adopted the new lease guidance (Topic 842) using the modified retrospective approach as of January 1, 2019, which requires a right-of-use asset and a lease liability be recorded for substantially all leases. Prior periods were not restated.

(b)	As a result of the real estate sale in the second quarter of 2019, the Company acquired a promissory note of $22.4 million.

A. H. Belo Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Income (Loss) to Adjusted Operating Income (Loss)

	Three Months Ended December 31,		Years Ended December 31,
In thousands (unaudited)	2019	2018	2019	2018
Total net operating revenue	$46,802	$52,613	$183,563	$202,287
Total operating costs and expense	49,216	70,559	174,024	229,119
Operating Income (Loss)	$(2,414)	$(17,946)	$9,539	$(26,832)

Total net operating revenue	$46,802	$52,613	$183,563	$202,287
Addback:
Advertising contra revenue	1,897	2,943	11,013	11,720
Circulation contra revenue	84	217	452	1,006
Adjusted Operating Revenue	$48,783	$55,773	$195,028	$215,013

Total operating costs and expense	$49,216	$70,559	$174,024	$229,119
Addback:
Advertising contra expense	1,897	2,943	11,013	11,720
Circulation contra expense	84	217	452	1,006
Less:
Depreciation	1,975	2,380	8,983	9,902
Amortization	139	200	495	799
Severance expense	257	17	1,678	773
(Gain) loss on sale/disposal of assets, net	6	—	(24,540)	—
Asset impairments	116	16,943	1,709	16,921
Adjusted Operating Expense	$48,704	$54,179	$197,164	$213,450

Adjusted operating revenue	$48,783	$55,773	$195,028	$215,013
Adjusted operating expense	48,704	54,179	197,164	213,450
Adjusted Operating Income (Loss)	$79	$1,594	$(2,136)	$1,563

The Company calculates adjusted operating income (loss) by adjusting operating income (loss) to exclude depreciation, amortization, severance expense, (gain) loss on sale/disposal of assets and asset impairments (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

The Company adopted the new revenue guidance (Topic 606)  using the modified retrospective approach as of January 1, 2018. While the Company adjusts operating revenue and expense for non-GAAP presentation, these adjustments have no effect on adjusted operating income (loss). Additionally, the Company adopted the new retirement benefits guidance (Topic 715) retrospectively as of January 1, 2018,  which requires net periodic pension and other post-employment expense (benefit) to be included in non-operating income (expense). As of January 1, 2019, the Company determined pension and post-employment expense (benefit) would no longer be an addback in the calculation of adjusted operating expense.  As a result of this change, adjusted operating expense increased and adjusted operating income decreased  $1,027 for the three months ended December 31, 2018 and $3,818 for the year ended December 31, 2018.

Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons versus its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income (loss) should not be considered in isolation or as a substitute for net income (loss), cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.